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                                                                     EXHIBIT 5.1


                     [OSLER, HOSKIN & HARCOURT LETTERHEAD]



September 3, 1996


Meridian Gold Inc.
5011 Meadowood Way
Reno, Nevada 89502

Ladies and Gentlemen:

Re:  1996 Stock Option Plan
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We have acted as Canadian counsel to you, Meridian Gold Inc. (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") pertaining to the registration of 3,750,000 Common Shares of the Company without par value (the "Common Shares"), to be delivered under the Meridian Gold Inc. 1996 Stock Option Plan (the "Plan").

In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and public records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificate and Articles of Incorporation of the Company, as amended, (ii) the Bylaws of the Company and (iii) resolutions adopted by the Board of Directors of the Company on July 19, 1996.

For the purpose of this opinion, we have assumed the authenticity of all documents submitted to us as originals and the authenticity and conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Based on the foregoing and subject to the further limitations set forth herein, we are of the opinion that each Common Share registered under the Registration Statement will be validly issued, fully paid and non-assessable if and when the following conditions are satisfied: (i) such share is delivered in accordance with the terms of the Plan, (ii) the purchaser pays the full


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consideration for such share in accordance with the terms of the Plan and (iii)
the Company takes the actions necessary to cause delivery of a valid certificate representing such share.

We are qualified to practice law in the Provinces of Ontario and Alberta, Canada and we express no opinions as to matters under or involving any laws other than the laws of such provinces and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement, is solely for your benefit, and is not to be used, circulated, quoted or otherwise relied upon by any other person, or by you for any other purposes, without our prior written consent.

Very truly yours,



Osler, Hoskin & Harcourt

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